Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Reports Financial Results
For the First Quarter 2019
Raises Guidance for Cambridge Merger

SYRACUSE, N.Y. – (BUSINESS WIRE) – May 8, 2019 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today reported financial results for the first quarter ended March 31, 2019.

Carrols owned and operated 845 Burger King® restaurants on March 31, 2019. On April 30, 2019, the Company completed its previously announced merger with Cambridge Franchise Holdings, LLC (“Cambridge”) which resulted in Carrols acquiring 165 additional Burger King® and 55 Popeyes® restaurants in 10 Southeastern states. The Company currently operates 1,010 Burger King® and 55 Popeyes® restaurants in 23 states following the acquisition and is the largest franchisee of Restaurant Brands International, Inc. (the franchisor of Burger King®, Popeyes® and Tim Hortons®).

Highlights for the First Quarter of 2019 versus the First Quarter of 2018 Include:

•	Restaurant sales increased 7.1% to $290.8 million from $271.6 million in the prior year quarter;

•	Comparable restaurant sales increased 2.4% compared to a 6.2% increase in the prior year quarter;

•	Adjusted EBITDA(1) was $13.1 million compared to $18.9 million in the prior year quarter;

•	Net loss was $11.5 million, or $0.32 per diluted share, compared to net loss of $3.1 million, or $0.09 per diluted share, in the prior year quarter; and

•	Adjusted net loss(1) was $10.4 million, or $0.29 per diluted share, compared to adjusted net loss of $2.8 million, or $0.08 per diluted share, in the prior year quarter.

(1)
Adjusted EBITDA, Restaurant-level EBITDA and Adjusted net income/loss are non-GAAP financial measures. Refer to the definitions and reconciliation of these measures to net income/loss or to income from operations in the tables at the end of this release.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “We increased restaurant sales by over 7% and delivered 2.4% growth in comparable restaurant sales during the first quarter of 2019 as we lapped our toughest comparable restaurant sales comparison from the prior year of 6.2%. Notable first quarter promotions included the $6 King Box, the $1.49 10-piece Spicy Chicken Nuggets, and the Big King XL.”

Accordino continued, “Despite solid top line growth, restaurant level profitability was negatively affected on a year over year basis in the first quarter by promotional activity that accelerated during the second half of last year, and by continued labor cost pressures. Although discounting was much higher relative to the first quarter of 2018, these elevated levels began to taper off mid-way through the first quarter this year resulting in a modestly lower impact sequentially from the fourth quarter of 2018. We expect the impact from this discounting to subside as we move further into the year.”

Accordino concluded, “We are excited to have completed our transformational merger with Cambridge and to welcome Matt Perelman and Alex Sloane to our Board of Directors. The transaction strengthens our position within the Burger King® system with opportunities to acquire and open new restaurants, while adding Popeyes® as a growth brand to further enhance our expansion alternatives. We are well along with our plans to integrate Cambridge over the next several months. We believe that as we assimilate these restaurants that there is good potential for us to improve their sales and overall restaurant-level financial performance. We also plan to leverage Cambridge’s development capabilities as we move forward with this new phase of our growth. Our updated annual guidance reflects our revised expectations for the core Carrols’ business along with expected contributions from the newly-acquired restaurants.”

First Quarter 2019 Financial Results

Restaurant sales increased 7.1% to $290.8 million in the first quarter of 2019 compared to $271.6 million in the first quarter of 2018. Comparable restaurant sales increased 2.4%, consisting of an average customer traffic increase of 2.3% and an average check increase of 0.1%, which included 1.3% of pricing.

Restaurant-level EBITDA(1) was $28.6 million in the first quarter of 2019, compared to $33.4 million in the prior year period. Restaurant-Level EBITDA margin was 9.8% of restaurant sales and decreased 244 basis points from the first quarter of 2018 reflecting deleveraging on cost of sales from heightened promotional levels and the impact of higher restaurant wage costs.

General and administrative expenses were $19.7 million in the first quarter of 2019 compared to $16.1 million in the prior year period, and reflected a $2.6 million increase in acquisition costs. Excluding acquisition costs, general and administrative expenses remained flat, as a percentage of restaurant sales, at 5.9% compared to the prior year period.

Adjusted EBITDA(1) was $13.1 million in the first quarter of 2019 compared to $18.9 million in the first quarter of 2018. Adjusted EBITDA margin decreased 245 basis points to 4.5% of restaurant sales.

Loss from operations was $5.2 million in the first quarter of 2019 compared to income from operations of $2.7 million in the prior year period.

Interest expense held at $5.9 million in the first quarters of 2019 and 2018. Cash balances totaled $1.7 million at the end of the first quarter of 2019.

The net loss was $11.5 million in the first quarter of 2019, or $0.32 per diluted share, compared to a net loss of $3.1 million, or $0.09 per diluted share, in the prior year period. The net loss in the first quarter of 2019 included $0.9 million of impairment and other lease charges and $2.7 million of acquisition expenses. Other income was $2.1 million and primarily included a $1.9 million cash settlement from Burger King Corporation related to new restaurant development permitted for other franchisees that unfavorably affected a number of Carrols restaurants. The net loss in the first quarter of 2018 included $0.3 million of impairment and other lease charges and $0.1 million of acquisition expenses.

Adjusted net loss(1) in the first quarter of 2019 was $10.4 million, or $0.29 per diluted share, compared to adjusted net loss of $2.8 million, or $0.08 per diluted share, in the first quarter of 2018.

The Company adopted ASC 842, Leases, effective as of the beginning of fiscal 2019, primarily resulting in changes to how leases are presented on the Company’s balance sheet. As a result, the Company has recorded right-of-use assets and lease liabilities representing the Company’s obligation to make payments in exchange for that right of use on its consolidated balance sheet. Following the adoption of ASC 842, total leased assets totaled approximately $527.7 million at March 31, 2019 and total lease liabilities totaled $554.3 million. Most of the related leases have historically been classified as operating leases, and accordingly, the impact on rent expense was minimal, with the exception of the elimination of amortization of gains on sale/leasebacks previously recorded as a reduction in rent expense over the lease term. This change is expected to increase annual rent expense by approximately $1.6 million.

Updated Full Year 2019 Outlook

Carrols is providing the following updated annual guidance, which includes the estimated impact from the recently completed merger with Cambridge, but excludes any other potential acquisition(s) that the Company may complete in 2019. These are estimates and may be updated as the year and the integration of Cambridge progresses:

•
For the trailing twelve months, Cambridge’s financial results, adjusted for the pro forma effect of acquisitions completed by Cambridge during the preceding year, are estimated to include restaurant sales of approximately $300 million and Restaurant-level EBITDA of approximately $40 million. Adjusted EBITDA, including anticipated synergies after the integration of Cambridge’s corporate functions expected to be completed by the end of 2019, is estimated to be $25 million to $30 million;

•
Excluding Cambridge, total restaurant sales are expected to be $1.25 billion to $1.28 billion including comparable restaurant sales growth of 2.0% to 3.5%. With Cambridge included for approximately eight months in 2019, total restaurant sales are expected to be $1.45 billion to $1.48 billion;

•
Carrols expects recent increases in beef and pork prices brought about by the breakout of hog fever in China, among other things, to continue for the foreseeable future. This has caused the Company to revise its expected increase in commodity costs to 2% to 3% (from 1% to 2% previously) with beef costs increasing 5% to 6% (from 2% to 3% previously);

•
General and administrative expenses, excluding Cambridge, are still expected to be $62 million to $64 million, excluding stock compensation expense and acquisition or integration costs. Carrols expects that for the eight months that Cambridge will be included in its 2019 results that achieved synergies will be minimal and estimates incremental general and administrative expense attributable to Cambridge to be $11 million to $12 million in 2019. The Company expects to fully integrate the Cambridge corporate functions by the end of the year;

•	Adjusted EBITDA, including Cambridge results for approximately eight months, is expected to be $114 million to $121 million including $14 million to $16 million for Cambridge;

•
Capital expenditures are expected to be $120 million to $130 million, including $50 million to $60 million for construction of 20 to 25 new Burger King® and 8 to 10 new Popeyes® restaurants, and $35 million to $40 million for remodels and upgrades;

•	Proceeds from sale/leasebacks are expected to be approximately $15 million to $25 million (previously $10 million to $15 million);

•
As previously disclosed, Carrols completed a refinancing of both its existing debt and Cambridge’s debt in conjunction with the merger. This financing has lowered the Company’s effective cost of funds from 8% to under 6% and expanded its capital available to fund its expansion strategy moving forward; and lastly

•
The Company expects to close 10 to 15 Burger King® restaurants, of which six have already closed during the first quarter of 2019. Restaurant closings related to the Cambridge business are not contemplated at this time.

Carrols has not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because it does not provide guidance for net income or for the various reconciling items. The Company is unable to provide guidance for these reconciling items since certain items that impact net income are outside of Carrols’ control or cannot be reasonably predicted.

Conference Call Today

Daniel T. Accordino, Chairman and Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss first quarter 2019 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 201-493-6725. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the passcode is 13690286. The replay will be available until Wednesday, May 15, 2019. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company

Carrols is the largest Burger King® franchisee in the United States and has operated Burger King® restaurants since 1976. The Company currently operates 1,010 Burger King® restaurants and 55 Popeyes® in 23 states. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended (a)
	March 31, 2019	April 1, 2018
Restaurant sales	$290,789	$271,586
Costs and expenses:
Cost of sales	82,575	73,005
Restaurant wages and related expenses	100,192	91,144
Restaurant rent expense	21,916	19,974
Other restaurant operating expenses	45,605	42,839
Advertising expense	11,872	11,265
General and administrative expenses (b) (c)	19,724	16,136
Depreciation and amortization	15,292	14,250
Impairment and other lease charges	910	309
Other income, net (d)	(2,129)	—
Total costs and expenses	295,957	268,922
Income (loss) from operations	(5,168)	2,664
Interest expense	5,947	5,926
Gain on bargain purchase	—	(22)
Loss before income taxes	(11,115)	(3,240)
Provision (benefit) for income taxes	354	(138)
Net loss	$(11,469)	$(3,102)

Basic and diluted net loss per share (e)(f)	$(0.32)	$(0.09)
Basic and diluted weighted average common shares outstanding	36,045	35,666

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended March 31, 2019 and April 1, 2018 each included thirteen weeks.

(b)	General and administrative expenses include acquisition costs of $2,656 and $105 for the three months ended March 31, 2019 and April 1, 2018, respectively.

(c)	General and administrative expenses include stock-based compensation expense of $1,526 and $1,585 for the three months ended March 31, 2019 and April 1, 2018, respectively.

(d)
Other income, net, for the three months ended March 31, 2019, included, among other things, a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants.

(e)	Basic net loss per share was computed excluding loss attributable to preferred stock and non-vested restricted shares unless the effect would have been anti-dilutive for the periods presented.

(f)
Diluted net loss per share was computed including shares issuable for convertible preferred stock and non-vested restricted shares unless their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended
	March 31, 2019	April 1, 2018

Total Restaurant Sales	$290,789	$271,586
Change in Comparable Restaurant Sales (a)	2.4%	6.2%

Average Weekly Sales per Restaurant (b)	26,529	25,983

Restaurant-Level EBITDA (c)	$28,629	$33,359
Restaurant-Level EBITDA margin (c)	9.8%	12.3%

Adjusted EBITDA (c)	$13,087	$18,913
Adjusted EBITDA margin (c)	4.5%	7.0%

Adjusted net loss (c)	$(10,391)	$(2,792)
Adjusted diluted net loss per share (c)	$(0.29)	$(0.08)

Number of Restaurants:
Restaurants at beginning of period	849	807
New restaurants	2	2
Restaurants acquired	—	1
Restaurants closed	(6)	(3)
Restaurants at end of period	845	807
Average Number of Restaurants:	843.2	804.2

	At 3/31/19	At 12/30/2018
Long-term debt and finance lease liabilities (d)	$285,915	$280,144
Cash and cash equivalents	1,668	4,014

(a)
Restaurants are generally included in comparable restaurant sales after they have been operated by us for 12 months. The calculation of changes in comparable restaurant sales is based on the comparable 13-week period.

(b)	Average weekly sales per restaurant are derived by dividing restaurant sales for the comparable 13-week period by the average number of restaurants operating during such period.

(c)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, Restaurant-Level EBITDA margin and Adjusted net loss are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted net loss, and to the Company's reconciliation of loss from operations to Restaurant-Level EBITDA for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales. Adjusted diluted net loss per share is calculated based on Adjusted net loss and reflects the dilutive impact of shares, where applicable, based on Adjusted net loss.

(d)
Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs) at March 31, 2019 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $6,250 of outstanding revolving borrowings under the Company's senior credit facility, $1,200 of lease financing obligations and $3,465 of finance lease liabilities. Long-term debt and finance lease liabilities (including current portion and excluding deferred financing costs) at December 30, 2018 included $275,000 of the Company's 8% Senior Secured Second Lien Notes, $1,203 of lease financing obligations and $3,941 of finance lease liabilities.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures
(In thousands, except per share amounts)

	(unaudited)
	Three Months Ended
	March 31, 2019	April 1, 2018
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss	$(11,469)	$(3,102)
Provision (benefit) for income taxes	354	(138)
Interest expense	5,947	5,926
Depreciation and amortization	15,292	14,250
EBITDA	10,124	16,936
Impairment and other lease charges	910	309
Acquisition costs (b)	2,656	105
Other income, net (c)	(2,129)	—
Gain on bargain purchase	—	(22)
Stock-based compensation expense	1,526	1,585
Adjusted EBITDA	$13,087	$18,913

Reconciliation of Restaurant-Level EBITDA: (a)
Income (loss) from operations	$(5,168)	$2,664
Add:
General and administrative expenses	19,724	16,136
Depreciation and amortization	15,292	14,250
Impairment and other lease charges	910	309
Other income, net (c)	(2,129)	—
Restaurant-Level EBITDA	$28,629	$33,359

Reconciliation of Adjusted net loss: (a)
Net loss	$(11,469)	$(3,102)
Add:
Impairment and other lease charges	910	309
Acquisition costs (b)	2,656	105
Other income, net (c)	(2,129)	—
Gain on bargain purchase	—	(22)
Income tax effect on above adjustments (d)	(359)	(82)
Adjusted net loss	$(10,391)	$(2,792)
Adjusted diluted net loss per share	$(0.29)	$(0.08)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net loss which are non-GAAP financial measures. EBITDA represents net loss before income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition costs, stock-based compensation expense, and other non-recurring income or expense. Restaurant-Level EBITDA represents loss from operations as adjusted to exclude general and administrative expenses, depreciation and amortization, impairment and other lease charges and other non-recurring income or expense. Adjusted net loss represents net loss as adjusted to exclude impairment and other lease charges, acquisition costs, gain on bargain purchase, and other non-recurring income or expense.

We are presenting Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net loss because we believe that they provide a more meaningful comparison than EBITDA and net loss of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and other expense, all of which are non-recurring at the restaurant level. Management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net loss, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA, Restaurant-Level EBITDA and Adjusted net loss are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income, loss from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net loss and EBITDA, Adjusted EBITDA and Adjusted net loss and between loss from operations and Restaurant-Level EBITDA.

(b)
Acquisition costs for the three months ended March 31, 2019 mostly include legal and professional fees incurred in connection with the acquisition of 165 Burger King and 55 Popeyes restaurants from Cambridge Holdings, LLC, which were included in general and administrative expense.

(c)
Other income, net for the three months ended March 31, 2019 include a $1.9 million gain related to a settlement with Burger King Corporation for the approval of new restaurant development by other franchisees which unfavorably impacted our restaurants, a gain on a sale-leaseback transaction of $0.1 million, and a gain related to an insurance recovery from a fire at one of our restaurants in the prior year of $0.1 million.

(d)
The income tax effect related to the adjustments for impairment and other lease charges, gain on bargain purchase, acquisition costs, and other non-recurring income during the periods presented was calculated using an effective income tax rate of 25% for the three months ended March 31, 2019 and 21% for the three months ended April 1, 2018, respectively.